UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)     November 13, 2007

VIKING SYSTEMS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-49636	86-0913802
(Commission File Number)	(IRS Employer Identification No.)

134 Flanders Road, Westborough, MA	01581
(Address of Principal Executive Offices)	(Zip Code)

508 366-3668
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events.

On November 13, 2007, Viking Systems (the Company) received approval, subject to execution of final documentation, from 100% of the holders of its Series B Variable Dividend Convertible Preferred Stock (the “Convertible Stock”) and the Company’s 8% Secured Convertible Debentures due February 23, 2009 (the “Notes”), of a plan to recapitalize the Company (the “Plan”).  The Plan calls for an additional investment of between $2.5 and $3.0 million in the common stock of the Company (the “New Investment”) and a redistribution of the Company’s common stock among the current holders of the Company’s common stock, Convertible Stock, Notes and the investors providing the New Investment.

The redistribution of the Company’s ownership is planned to be implemented through (i) a 1:50 “reverse split” of the Company’s common stock, (ii) entry of the Company into one or more exchange agreements (or conversion agreements) with the applicable holders, pursuant to which the holders of the Convertible Stock and Notes will exchange (or convert) their respective Company securities (including modification of the amount and terms of existing warrants that were issued in connection with the Convertible Stock and the Notes) for shares of the Company’s common stock; and (iii) entry of the Company into a subscription agreement with those parties making the New Investment pursuant to which they will be issued shares of the Company’s common stock and warrants which may be exercised for shares of the Company’s common stock.  Certain of these actions will require an affirmative vote of a majority of the current holders of the Company’s common stock.  Since a majority of the Company’s outstanding common stock is held by holders of the senior secured convertible notes who have previously approved the proposed recapitalization, the Company anticipates receiving the necessary shareholder approval of the Plan.

Successful implementation of the Plan is subject to a variety of risks and the Company can make no assurances that the Plan as presented will be implemented successfully, or at all.  If the Plan is completed as currently proposed, the Company’s common stock ownership would be substantially as follows (excluding warrants and stock options):

	Percent Ownership Assuming New Investment ($ in millions)
Stockholder by type	$2.5	$3.0

Current common stock	3.3%	3.1%
Current preferred stock	10.0%	9.4%
Current debentures	53.4%	50.0%
New investment	33.3%	37.5%

Total—all holders	100.0%	100.0%

The terms of the New Investment include 100% warrant coverage.  For each share of common stock issued to the investors providing the New Investment, one warrant to purchase a share of the Company’s common stock will also be issued.  The warrant will have an exercise price equal to the per share valuation of the Company implied by the price per share of the common stock issued for the New Investment inclusive of the new capital raised.

The terms of the existing warrants issued in connection with the Notes and Convertible Stock will be modified and reduced (or exchanged) to provide those holders one warrant for every two shares of common stock issued in exchange for their current Notes and Convertible Stock.  These modified (or exchanged) warrants will have an exercise price equal to the price of the warrants issued in connection with the New Investment.

The Company believes that if the Plan is implemented, it will provide the Company with sufficient liquidity until the Company can begin generating positive cash flow anticipated in the second half of 2008, based upon (i) the $2.5 to $3.0 million of New Investment; (ii) the reduced cost structure which is an integral part of the Company’s revised strategic direction, as previously disclosed in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 15, 2007; and (iii) the revised capital structure of the Plan, including the corresponding reduction in accrual and payment of interest and dividends regarding the Convertible Stock and the Notes, as applicable.  However, the Company can provide no assurance that a breakeven point will be reached in 2008, or at all, or that additional capital will not be required by the Company to reach a breakeven point, or otherwise.  If additional capital is required by the Company beyond that contemplated by the Plan, no assurance can be made that such capital will be available to the Company on commercially reasonable terms, or at all.  Any additional capital required in the future could have a detrimental impact on stockholders of the Company.  The Company anticipates implementation of the Plan and receipt of the related funding by December 31, 2007, however, no assurance can be made that this will be implemented by such date, or at all.

The Plan was presented to the Board of Directors of the Company by an investment group led by William C. Bopp, current Chairman of the Board of Directors of the Company and a Note holder.  Under the terms of the Plan, following its implementation, Mr. Bopp would continue to serve as the Company’s Chairman of the Board and become Chief Executive Officer.  The Plan provides that Mr. Bopp would enter into a twenty-four month lock-up agreement regarding his holdings of Viking Systems’ common stock.  J. Winder Hughes, a current member of the Company’s Board of Directors and a Note holder, is also a member of Mr. Bopp’s investment group.

As contemplated by the Plan: (i) John “Jed” Kennedy, a current member of the Company’s Board of Directors, would remain the President and Chief Operating Officer of the Company; and (ii) Robert F. Mathews would remain the Executive Vice President and Chief Financial Officer of the Company.

To assist in the Company’s evaluation of alternative courses of action (including the Plan) available in light of the Company’s previously disclosed financial condition, on October 30, 2007 the Board of Directors established a Special Committee of the Board of Directors (the “Special Committee”).  The Special Committee membership comprises those members of the Board of Directors who do not hold investment in either the Registrant’s Notes or Convertible Stock, and it includes one outside director, Richard M Kipperman, as Special Committee chairman.

In seeking the approval of the Plan from holders of Notes and holders of Convertible Stock, the Special Committee also requested from them any alternative proposal that had committed funding adequate to permit the Company to continue its operations without a court-supervised reorganization.  None, other than the Plan, was forthcoming.  The Company notes that any such alternative proposal should be delivered to the Special Committee as soon as possible, such that it may be considered.

The Company can provide no assurance that the Plan or any competing proposal will be adopted by the Company or that any other particular action will be taken by the Company.  Implementation of the Plan will be subject to a variety of items, including, but not limited to the Company’s ability to obtain various approvals from third-parties and the Company’s ability to successfully obtain final consents and approvals from holders of its Common Stock, Convertible Stock and Notes.

As previously disclosed, if the Company cannot successfully implement the Plan, it will consider other options, including legal reorganization protection.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 15, 2007	VIKING SYSTEMS, INC.

By: /s/ Robert Mathews
Robert Mathews Chief Financial Officer